Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Dakota Plains Holdings, Inc.
Wayzata, MN

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-191431) and Form S-8 (No. 333-184046) of Dakota Plains Holdings, Inc. of our report dated March 16, 2015, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO USA, LLP
Houston, Texas

March 16, 2015